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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                             --------------------

                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                      ----------------------------------
                                    K2 INC.
            (Exact name of registrant as specified in its charter)
                      ----------------------------------

           DELAWARE                                        95-2077125
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                        Identification Number)
      4900 SOUTH EASTERN AVENUE
       LOS ANGELES, CALIFORNIA                                90040
(Address of Principal Executive Offices)                   (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [_]



Securities Act registration statement file number to which this form
 relates:                                                           1-4290
                                                                ---------------
                                                                (If applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class                    Name of Each Exchange on Which
          to be so Registered                    Each Class is to be Registered
          -------------------                    -------------------------------
  SERIES A PREFERRED STOCK PURCHASE RIGHTS          NEW YORK STOCK EXCHANGE
                                                    PACIFIC STOCK EXCHANGE

Securities to be registered pursuant to Section 12(g) of the Act:

         Title of Each Class                Name of Each Exchange on Which
         to be so Registered                Each Class is to be Registered
         -------------------                -------------------------------
                NONE                               NOT APPLICABLE
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     The undersigned registrant hereby amends the following items, exhibits or other portions of its Registration Statement on Form 8-A filed on August 21, 1989, Commission File No. 1-4290, with respect to its Preferred Stock Purchase Rights, as set forth in the pages attached hereto:

ITEM 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED.

     On August 10, 1989, the Board of Directors of K2 Inc. (formerly known as Anthony Industries, Inc.) (the "Company") declared a dividend distribution of one Right for each outstanding share of Common Stock, par value $1.00 per share, of the Company (the "Common Shares") to shareholders of record on September 6, 1989 (the "Record Date"), and authorized the issuance of one stock purchase right (a "Right") with respect to each Common Share that shall become outstanding between the Record Date and the Distribution Date, as hereafter defined, or the earlier redemption, exchange or expiration of the Rights. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, par value $1.00 per share, of the Company (the "Preferred Shares"), at an initial price of $66.00 for each one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement ("Rights Agreement") between the Company and Harris Trust Company of New York, as Rights Agent. The terms of the Preferred Shares are set forth in a Certificate of Designation, the form of which is set forth as Exhibit A to the Rights Agreement.

     On December 18, 1997, the Board of Directors of the Company approved the first amendment to the Rights. The following is a brief description of the Rights, as amended. It is intended to provide a general description only and is subject to the detailed terms and conditions of the Rights Agreement, as amended.

     Initially, the Rights will be attached to all Common Share certificates representing Common Shares then outstanding, and no separate Right certificates will be distributed. Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares (an "Acquiring Person"), or (ii) 10 business days (or such later day as may be determined by action of the Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of a tender offer or exchange offer if, upon consummation thereof, any person or group would be the beneficial owner of 15% or more of such outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by such certificates outstanding as of the Record Date, with a copy of the Summary of Rights in substantially the form attached as Exhibit C to the Rights Agreement. The date of announcement of the existence of an Acquiring Person referred to in clause (i) above is hereinafter referred to as the "Share Acquisition Date."

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Share certificates. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new Common Share certificates issued after the Record Date upon the transfer or new issuance of Common Shares will contain a
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notation incorporating the Rights Agreement by reference.  Until the
Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date (with or without, as to certificates for Common Shares outstanding as of the Record Date, a copy of this Summary of Rights attached thereto) will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Common Shares on the Distribution Date and, thereafter, such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on September 5, 1999, unless earlier redeemed or exchanged by the Company as described below.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the Rights Agreement provides that proper provisions shall be made so that each holder of a Right, except as provided below, shall thereafter have the right to receive, upon exercise, Common Shares (or, in the Company's option, Common Stock Equivalents, as such term is defined in the Rights Agreement) having a value equal to two times the exercise price of the Right. Upon the occurrence of the event described in the first sentence of this paragraph, any Rights beneficially owned by (i) an Acquiring Person or an Associate or Affiliate (as such terms are defined in the Rights Agreement) of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either
(a) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (b) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement, or understanding which has as a primary purpose or effect the avoidance of the Rights Agreement, shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of the Rights Agreement or otherwise.

     The Rights Agreement provides that if, following the earlier of the Distribution Date and the Share Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction with any other person in which the Company is the surviving corporation, but in which the Common Shares are changed or exchanged, or (iii) more than 50% of the Company's assets or earning power is sold or transferred, proper provisions shall be made so that each holder of a Right (except Rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

                                       2
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     The Purchase Price payable, and the number of Preferred Shares or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights, options or warrants to subscribe for Preferred Shares or convertible securities at less than the current market price of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, stock (other than a dividend payable in Preferred Shares), assets or cash (excluding a regular cash dividend) or of subscription rights, options or warrants (other than those referred to above).

     The number of outstanding Rights and the number of Preferred Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depository receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading date prior to the date of exercise.

     The Board of Directors of the Company may redeem the Rights in whole, but not in part, at any time prior to the Share Acquisition Date at a price of $.01 per Right (the "Redemption Price"). Before the redemption period expires, it may be extended by the Board. On the effective date of such redemption selected by the Board of Directors, or, if no such effective date is selected, immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     At any time after the time that any person or group of affiliated or associated persons becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (except Rights which previously have been voided as described above), in whole, but not in part, at an exchange ratio of one Common Share (or one Common Stock Equivalent) per Right.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The terms of the Rights may be amended by the Company and the Rights Agent, provided that following the earlier of the Share Acquisition Date and the Distribution Date the amendment does not adversely affect the interests of holders of Rights (other than an Acquiring Person) and provided that no amendment shall be made which decreases the Redemption Price.

     As of August 10, 1989 there were (i) 8,095,428 Common Shares issued and outstanding and (ii) 11,337,649 Common Shares reserved for issuance. Shareholders of record on

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September 6, 1989 received one Right for each Common Share held.  The Company will issue one Right with each new Common Share until the Distribution Date or the earlier redemption, exchange or expiration of the Rights. The Company's Board of Directors has reserved 20,000 Preferred Shares for issuance upon exercise of the Rights.

     The Rights have certain antitakeover effects. The Rights would cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by its Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors at a time when the Rights are redeemable.

     The Rights Agreement, specifying the terms of the Rights (which includes as Exhibit B the form of Right Certificate), was filed as an exhibit to the Registration Statement on Form 8-A filed on August 21, 1989, Commission File No. 1-4290, and is incorporated herein by reference. Amendment No. 1 to the Rights Agreement is attached hereto as an exhibit and is incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such exhibits.

ITEM 2.   EXHIBITS.

     The Exhibit Index appears on page 6.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  January 20, 1998                    K2 INC.



                                            By: /s/ John J. Rangel
                                               ---------------------------------
                                                        John J. Rangel
                                                Senior Vice President - Finance

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                                 EXHIBIT INDEX

EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT
-------        ----------------------
   1           Rights Agreement dated as of August 6, 1989 between K2 Inc.
               (formerly known as Anthony Industries, Inc.) and Harris Trust
               Company of New York, as Rights Agent, which includes the Form of the Certificate of Designation of the Series A Preferred Stock as
               Exhibit A and the form of Right Certificate as Exhibit B
               (previously filed as Exhibit 1 to the Registration Statement on Form 8-A filed on August 21, 1989, Commission File No. 1-4290, and incorporated herein by this reference) (the "Rights
               Agreement").

   2 Amendment No. 1 to the Rights Agreement dated as of December 18, 1997 between K2 Inc. (formerly known as Anthony Industries, Inc.) and Harris Trust Company of New York, as Rights Agent.

                                       6